EAST WEST 925
                              (A Tenancy-In-Common)

                              Financial Statements









                          INDEPENDENT AUDITORS' REPORT






The Owners
East West 925

We have audited the accompanying balance sheet of the East West 925 as of March 31, 2000 and the related statement of income and changes in owners' equity, and cash flows for the three months then ended. These financial statements are the responsibility of the owner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the East West 925 was terminated on March 31, 2000, as the aircraft equipment in the Tenancy-in-Common had been sold.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the East West 925 as of March 31, 2000, and the results of its operations and its cash flows for the three months then ended in conformity with accounting principles generally accepted in the United States of America. The accompanying 1999 and 1998 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.




SAN FRANCISCO, CALIFORNIA
March 2, 2001





                                  EAST WEST 925
                              (A Tenancy-In-Common)
                                 Balance Sheets
                            (in thousand of dollars)


                                                                            March 31,         December 31,
                                                                               2000               1999
                                                                                               (unaudited)
                                                                          --------------------------------------
ASSETS

  Aircraft equipment held for lease, at cost                              $             --  $         16,130
  Less accumulated depreciation                                                         --           (15,302)
                                                                          -------------------------------------
      Net equipment                                                                     --               828

  Accounts receivable, less allowance for
        doubtful accounts of $0 in 2000 and $1,171 in 1999                              --                --
  Prepaid expenses                                                                      --                 2
  -------------------------------------------------------------------------------------------------------------
        Total assets                                                      $             --  $            830
                                                                          =====================================


  LIABILITIES AND OWNERS' EQUITY
  Liabilities:
  Accounts payable and accrued expenses                                   $             --  $              91
  ------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                   --                 91

    Owners' equity                                                                      --                739
  ------------------------------------------------------------------------------------------------------------

        Total liabilities and owner's equity                               $            --  $             830
                                                                          ====================================

















                 See accompanying notes to financial statements.




                                  EAST WEST 925
                              (A TENANCY-IN-COMMON)
                            STATEMENTS OF OPERATIONS
    FOR THE PERIOD FROM JANUARY 1, 2000 THROUGH MARCH 31, 2000 (DISSOLUTION)
                 AND THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                            (in thousands of dollars)


                                                                       2000                 1999              1998
                                                                                         (unaudited)       (unaudited)
                                                                 --------------------------------------------------------
Revenues

  Interest and other income                                       $            1      $           200     $         --
  Net gain on disposition of equipment                                     2,861                   --               --
                                                                  -------------------------------------------------------
    Total revenues                                                         2,862                  200               --
                                                                  -------------------------------------------------------

  Expenses

  Depreciation expense                                                       150                  903              903
  Repairs and maintenance                                                     65                  131            2,032
  Insurance expense                                                            9                   21               26
  Administrative expenses to affiliates                                        4                   12               23
  Administrative expenses and other                                           29                  105              (58)
  Recovery of bad debts                                                       --                  (76)              --
                                                                  -------------------------------------------------------
    Total expenses                                                           257                1,096            2,926
                                                                  -------------------------------------------------------

        Net income (loss)                                         $        2,605      $          (896)    $     (2,926)
                                                                  =======================================================





















                 See accompanying notes to financial statements.





                                  EAST WEST 925
                              (A TENANCY-IN-COMMON)
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
 FOR THE PERIOD FROM JANUARY 1, 2000 THROUGH MARCH 31, 2000 (DISSOLUTION) AND
                   THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                            (in thousands of dollars)




   Owners' equity at December 31, 1997 (unaudited)          $        2,476

  Net loss                                                          (2,926)

  Additional capital contribution                                    1,442
                                                            ----------------

   Owners' equity at December 31, 1998 (unaudited)                     992

  Net loss                                                            (896)

  Additional capital contribution                                      643
                                                            ----------------

   Owners' equity at December 31, 1999 (unaudited)                     739

  Net income                                                         2,605

  Dividends paid                                                    (3,344)
                                                            ----------------

    Owners' equity at March 31, 2000                        $           --
                                                            ================




                 See accompanying notes to financial statements.





                                  EAST WEST 925
                              (A TENANCY-IN-COMMON)
                            STATEMENTS OF CASH FLOWS
  FOR THE PERIOD FROM JANUARY 1, 2000 THROUGH MARCH 31, 2000 (DISSOLUTION) AND
                   THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                            (in thousands of dollars)

                                                                                2000                1999              1998
                                                                                                 (unaudited)      (unaudited)
                                                                        -----------------------------------------------------------
  OPERATING ACTIVITIES

  Net income (loss)                                                       $         2,605    $         (896)  $         (2,926)
  Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
    Depreciation                                                                      150               903                903
    Net gain on disposition of equipment                                           (2,861)               --                 --
    Changes in operating assets and liabilities:
      Prepaid expenses                                                                  2                --                  1
      Accounts payable and accrued expenses                                           (91)             (650)               580
  -------------------------------------------------------------------------------------------------------------------------------
        Net cash used in operating activities                                        (195)             (643)            (1,442)
  -------------------------------------------------------------------------------------------------------------------------------

  INVESTING ACTIVITIES

  Proceeds from disposition of aircraft                                             3,539                --                 --
  -------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by investing activities                                   3,539                --                 --
                                                                          -------------------------------------------------------

  FINANCING ACTIVITIES

  Additional capital contribution                                                      --               643              1,442
  Dividends paid                                                                   (3,344)               --                 --
  -------------------------------------------------------------------------------------------------------------------------------
        Net cash (used in) provided by financing activities                        (3,344)              643              1,442
                                                                          -------------------------------------------------------

  Net increase in cash and cash equivalents                                            --                --                 --
  Cash and cash equivalents at beginning of year                                       --                --                 --
  -------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year                                $            --    $           --   $             --
                                                                          =======================================================












                 See accompanying notes to financial statements.





                                  EAST WEST 925
                              (A TENANCY-IN-COMMON)
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 2000

     1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          ORGANIZATION

          In December 1988, a Tenancy-In-Common Agreement was entered into between PLM Equipment Growth Fund (EGF), a California limited partnership and PLM, Equipment Growth Fund II (EGFII), a California limited partnership (collectively the Partnerships). The tenancy-in-common (TIC) was entered into for the purpose of purchasing a Boeing 737 aircraft. The TIC was owned 50% by EGF and 50% by EGFII. PLM Financial Services Inc., (FSI) was the General Partner of the Partnerships owning the TIC. FSI is a wholly-owned subsidiary of PLM International, Inc.

          The aircraft was purchased in December 1988 for $15.3 million. A five-year lease with East West Travel Trade Links was signed upon the acquisition of the aircraft. In March 2000, the aircraft was sold for proceeds of $3.8 million resulting in a gain of $2.9 million. The TIC was liquidated on March 31, 2000, as the aircraft in the TIC was sold.

          These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         OPERATIONS

          The aircraft in the TIC was managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI received a monthly management fee from the Partnerships for managing the aircraft (Note 2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

         ACCOUNTING FOR LEASES

          The aircraft under the TIC was leased under an operating lease. Under the operating lease method of accounting, the leased asset was recorded at cost and depreciated over its estimated useful life. Rental payments were recorded as revenue over the lease term in accordance with Financial Accounting Standards Board Statement No. 13 "Accounting for Leases".

         DEPRECIATION

          Depreciation of aircraft equipment was computed on the double declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. Acquisition fees of $0.7 million, which were paid to FSI, were capitalized as part of the cost of the equipment and depreciated over the life of the aircraft. Major expenditures that were expected to extend the equipment's useful life or reduce future equipment operating expenses were capitalized and amortized over the estimated remaining life of the equipment.




                                  EAST WEST 925
                              (A TENANCY-IN-COMMON)
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 2000

     1.   Summary of Significant Accounting Policies (continued)

          AIRCRAFT

          In accordance with the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviewed the carrying value of the equipment under the TIC at least quarterly, and whenever circumstances indicated that the carrying value of an asset may not be recoverable in relation to expected future market conditions for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and fair value were less than the carrying value of the equipment, a loss on revaluation would have been recorded. No reductions to the carrying value of equipment were required during the period from January 1, 2000 through March 31, 2000, (dissolution) and the years ended December 31, 1999 and 1998.

          REPAIRS AND MAINTENANCE

          Repair and maintenance cost to aircraft were usually the obligation of the lessee. To meet the maintenance requirements of certain aircraft airframes and engines, reserve accounts were funded monthly by the lessee based on engine hours.

          NET INCOME (LOSS) AND DISTRIBUTION TO OWNERS

          The net income (loss) and distributions of the TIC were allocated to the owners based on their percentage ownership in the TIC

          COMPREHENSIVE INCOME (LOSS)

          The TIC's net income (loss) was equal to  comprehensive  income (loss)
          for  the  period  from  January  1,  2000   through   March  31,  2000
          (dissolution) and the years ended December 31, 1999 and 1998.

     2.   GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES

          Under the equipment management agreement, IMI received a monthly management fee equal to (i) a) 10% of the amount of Cash Flows from operations or b) 1/12 of 1/2% of the book value of the equipment portfolio, subject to a reduction in certain events, as described in the limited partnership agreement for PLM Equipment Growth Fund and
          (ii) 5% of gross revenues for PLM Equipment Growth Fund II.




                                  EAST WEST 925
                              (A TENANCY-IN-COMMON)
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 2000

2.       GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES (CONTINUED)

          FSI and its affiliates were reimbursed $4,000, $12,000, and $23,000 by the TIC for administrative services performed on behalf of the TIC during the period from January 1, 2000 through March 31, 2000 (dissolution) and the years ended December 31, 1999 and 1998, respectively.

3.   EQUIPMENT

          The component of owned equipment were as follows (in thousands of dollars):

        Equipment Held for Operating Leases:  March 31,          December 31,
                                                 2000          1999 (unaudited)
                                            ------------------------------------

        Aircraft                            $          --     $          16,130
        Less accumulated depreciation                  --               (15,302)
                                            ------------------------------------
         Net equipment                       $          --     $             828
                                            ====================================

          A five-year lease with East West Airlines was signed upon the acquisition of the aircraft in 1988. No lease revenue was earned on this aircraft for the three months ended March 31, 2000, and for the years ended December 31, 1999 and 1998.

          In March 2000, the aircraft was sold for proceeds of $3.8 million, which resulted in a gain of $2.9 million.

4.       GEOGRAPHIC INFORMATION

          The aircraft was off-lease in 1998, 1999, and from the period ended January 1, 2000 through March 31, 2000 (dissolution). The plane was stored in Malaysia prior to its sale.

5.       INCOME TAXES

          The TIC was not subject to income taxes, as any income or loss is included in the tax returns of the individual partners owning the Partnerships. Accordingly, no provision for income taxes was made in the financial statements of the TIC.

          As of March 31, 2000, there were no temporary differences between the financial statements carrying value of assets and the income tax basis.

6.       CONCENTRATION OF RISK

          Financial instruments, which potentially subjected the TIC to concentrations of credit risk consisted principally of lease receivables. This aircraft in the TIC was off-lease during all of 1998 up until the sale in March 2000. All the revenues earned in the three months ended March 31, 2000 were from the gain on sale of the aircraft to Aegro Capital.